EXHIBIT 99.1

FOR IMMEDIATE RELEASE

[LOGO OF BUFFALO WILD WINGS]

Investor Relations Contact:

Tom Ryan/Don Duffy

203.682.8200

Sally Smith – President and CEO

Media Contact:

Mary Twinem – CFO

Michael Fox

203.682.8200

Buffalo Wild Wings, Inc.

Announces Preliminary Second Quarter Results

– Earnings per diluted share expected to range from $0.20 to $0.22 –

Minneapolis, Minnesota, July 12, 2005 – Buffalo Wild Wings, Inc. (Nasdaq: BWLD), today announced preliminary financial results for the second quarter ended June 26, 2005. The Company expects to report revenue of approximately $48.2 million, an increase of 22% over the $39.6 million generated in the second quarter of 2004. Same store sales for the second quarter were approximately 2.7% at company-owned restaurants and approximately 1.8% at franchised locations.

Management believes that earnings per diluted share will range from $0.20 to $0.22 for the second quarter of 2005 compared to previous guidance of $0.15 to $0.17. The increase in the updated quarterly guidance is mainly due to lower than expected cost of sales and general and administrative expenses. Contributing to these lower costs and expenses were a decline in average wing prices for the quarter from the expected $1.16 per pound to $1.14 per pound and a decline in stock-based compensation expense from the expected $475,000 to approximately $330,000 based on the quarter end stock price.

Management also announced today that it will conduct a conference call to discuss its second quarter results on Tuesday, July 26, 2005 at 5:00 p.m. Eastern Daylight Time. A simultaneous webcast of the call will be available by visiting the investor relations section of the Company’s website at www.buffalowildwings.com.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with 335 restaurants in 34 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s anticipated financial performance for the second quarter of 2005, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the completion of the second quarter financial statements and other factors disclosed from time to time in filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

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